Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to use of our reports: (1) dated April 11, 2014, with respect to the statutory-basis financial statements and schedules of Transamerica Financial Life Insurance Company and (2) dated April 24, 2014, with respect to the financial statements of the subaccounts of the TFLIC Series Life Account, included in Post-Effective Amendment No. 14 to the Registration Statement (Form N-6, No. 333-113442) and related Prospectus of Freedom Elite Builder II.

/s/Ernst & Young, LLP
Ernst & Young, LLP

Des Moines, IA
April 24, 2014